UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEURALSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

The purpose of this Amendment No. 1 to the definitive proxy statement on Schedule 14A (the “Proxy Statement”), filed by Neuralstem, Inc. (the “Company”) with the Securities and Exchange Commission on April 30, 2012, is to amend the record date from April 30, 2012 to May 11, 2011 as well as the amount of securities entitled to vote on the record date. Other than the forgoing revisions, the original Proxy Statement has not been amended, updated or otherwise modified.

Proxy statement

May 11, 2012

Dear Stockholder,

I am pleased to invite you to the 2012 Annual Meeting of Stockholders of Neuralstem, Inc. The meeting will be held at our headquarters located at 9700 Great Seneca Highway Rockville, Maryland, 20850, on Tuesday, June 19, 2012, starting at 12:00 p.m. (local time). Only stockholders of record on May 11, 2012, are entitled to notice of, and to vote, at the meeting and at any adjournment or postponement that may take place.

The accompanying notice and proxy statement includes important information about the matters to be acted on at the meeting.

Your vote is important. On behalf of the Board, I urge you to vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so. At this year’s Annual Meeting, the agenda includes the following items:

•	Election of Director; and
•	Ratification of Stegman & Company as our independent registered public accounting firm.

Whether or not you plan to attend the meeting, please vote electronically via the Internet, by telephone, or, complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

Thank you for your ongoing support of, and continued interest in, Neuralstem, Inc. I look forward to seeing you at the 2012 Annual Shareholders meeting.

Sincerely,
/s/ I. Richard Garr I. Richard Garr Chief Executive Officer

NEURALSTEM, INC.
9700 Great Seneca Highway
Rockville, Maryland, 20850
(301)-366-4841

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on June 19, 2012

The proxy statement and annual report to security holders are available at
http://proxy.neuralstem.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Neuralstem Inc.:

The 2012 Annual Meeting of Stockholders (“Annual Meeting”) of Neuralstem, Inc., a Delaware corporation, (“Company”) will be held at our headquarters located at 9700 Great Seneca Highway Rockville, Maryland, 20850, on June 19, 2012, starting at 12:00 p.m. (local time).

The Board of Directors has fixed the close of business on May 11, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. At the meeting we plan to:

1.	elect one (1) members to Class I of the Board of Directors to serve for the following three years or until his successors is elected and qualified;
2.	ratify the appointment of Stegman & Company as our independent registered public accounting firm; and
3.	transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Our Board of Directors recommends that you vote FOR the election of the director nominee named in this proxy statement, and FOR the ratification of the appointment of Stegman & Company as our independent registered public accounting firm.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

By Order of the Board of Directors
/s/ I. Richard Garr I. Richard Garr Chief Executive Officer
Rockville, Maryland May 11, 2012

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

NEURALSTEM, INC.
9700 Great Seneca Highway
Rockville, Maryland, 20850
(301)-366-4841

PROXY STATEMENT

GENERAL

We are providing this proxy statement to you as part of a solicitation by the board of directors (“Board”) of Neuralstem, Inc. for use at our 2012 Annual Meeting of Stockholders and at any adjournment or postponement that may take place. We will hold our Annual Meeting at our headquarters, located at 9700 Great Seneca Highway Rockville, Maryland, 20850, on June 19, 2012 starting at 12:00 p.m. (local time). Only stockholders of record on May 11, 2012 (“Record Date”), are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place.

We expect to mail this proxy statement and accompanying proxy card to stockholders beginning on or about May 16, 2012. Unless the context otherwise requires, the terms “Neuralstem,” “us,” “we,” and “our” references Neuralstem, Inc.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:  Why am I receiving these materials?

A:  Our Board is providing these proxy materials to you in connection with our 2012 Annual Meeting of Stockholders, which will take place at 12:00 p.m. (local time) on Tuesday, June 19, 2012, at our headquarters located at 9700 Great Seneca Highway Rockville, Maryland, 20850. As a stockholder, you are invited to attend the meeting and requested to vote on the items of business described in this proxy statement.

Q:  What information is contained in these materials?

A:  The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance, and certain other required information.

Q:  What can I vote on at the meeting?

A:  The items of business scheduled to be voted on at the Annual Meeting are:

•	the election of one (1) Class I director to our Board, to hold office until the annual meeting of stockholders in 2015, or until his successor is elected and qualified; and
•	the ratification of Stegman & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We will also consider any other business that properly comes before the Annual Meeting.

Q:  How does the Board recommend that I vote on each of the matters?

A:  Our Board recommends that you vote your shares:

•	“FOR” the director nominee; and
•	“FOR” the ratification of the appointment of Stegman & Company as our independent registered public accounting firm for the 2012 fiscal year.

Q:  What shares can I vote?

A:  Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the items being voted on at the meeting. You can vote all shares you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, we had 54,095,105 shares of common stock outstanding which are entitled to vote at our Annual Meeting. Each share of common stock is entitled to one vote. We have no other classes of stock outstanding.

Q:  What does it mean if I get more than one set of proxy-related materials?

A:  It means you hold shares registered in more than one account. Follow the instructions in each set of proxy-related materials to ensure that all of your shares are voted.

Q:  What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:  Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those beneficially owned.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company., you are considered, with respect to those shares, the stockholder of record, and the proxy-related materials were sent directly to you by Neuralstem. As the stockholder of record, you have the right to grant your voting proxy directly to Neuralstem or to vote in person at the Annual Meeting. Neuralstem has enclosed herewith a proxy card for you to use. You may also vote on the internet or by telephone, as below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:  How can I contact Neuralstem’s transfer agent?

A:  Contact our transfer agent by either writing to American Stock Transfer & Trust Company, 6201 15th Avenue Brooklyn, NY 11219 or by telephone at 718-921-8200.

Q:  How can I attend the Annual Meeting?

A:  You are entitled to attend the Annual Meeting only if you were a Neuralstem stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statements for the periods prior to and after May 11, 2012, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting. The meeting will begin promptly at 12:00 p.m. (local time). Check-in will begin at 11:30 a.m., local time, and you should allow ample time for the check-in procedures.

Q:  How can I vote my shares in person at the Annual Meeting?

A:  Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:  How can I vote my shares without attending the Annual Meeting?

A:  Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q:  Can I change my vote or revoke my proxy?

A:  Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the questions and answers above. If you are a stockholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 9700 Great Seneca Highway Rockville, Maryland, 20850. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q:  Is my vote confidential?

A:  Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Neuralstem or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to Neuralstem’s management.

Q:  How are votes counted?

A:  In the election of directors (proposal number 1), you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee.

For the other items of business, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board.

Q:  What is the voting requirement to approve each of the proposals?

A:  In the election of directors, the person receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected.

The ratification of the appointment of Stegman & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on them at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Stegman & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2012. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Abstentions are considered votes cast and thus will have the same effect as votes against each of the matters scheduled to be voted on at the Annual Meeting.

Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors or on executive compensation matters in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Q:  Is cumulative voting permitted for the election of directors?

A:  No. You may not cumulate your votes for the election of directors.

Q:  Who will count the votes?

A:  We will appoint one of our officers present at the meeting to act as the inspector of elections for any votes cast at the meeting. Also, our transfer agent will separately tabulate all votes FOR and AGAINST each matter, as well as all abstentions and broker non-votes and votes made through the internet, telephone or by proxy for by shareholders of record and beneficial owners.

Q:  How will voting on any other business be conducted?

A:  We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holders, I. Richard Garr and Dr. Karl Johe, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, our nominee is not available as a candidate for director, the persons named as the proxy holder will vote your proxy for another candidate nominated by our Board.

Q:  Who is paying for this proxy solicitation?

A:  We will pay the cost of soliciting the proxies, if any. In addition, our officers, directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Q:  Where can I find the voting results of the Annual Meeting?

A:  We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our website.

Q:  What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:  Stockholder Proposals:  Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Neuralstem’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, the Corporate Secretary of Neuralstem must receive the written proposal at our principal executive offices no later than March 31, 2013; provided, however, that in the event that we hold our 2013 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2012 Annual Meeting, the deadline is a reasonable time before we begin to print and send our proxy materials for the 2013 Annual Meeting. Such proposals also must comply with any applicable SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Neuralstem, Inc.
Attn: Corporate Secretary
9700 Great Seneca Highway
Rockville, Maryland, 20850
Fax: 301-560-6634

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action under the Delaware General Corporate Law that has been properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2013 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 19, 2013, and
•	not later than the close of business on March 31, 2013.

In the event that we hold our 2013 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2012 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the earlier of the following two dates:

•	the 10th day following the day on which notice of the meeting date is mailed, or
•	the 10th day following the day on which public disclosure of the meeting date is made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates:  You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on the Board, and should be directed to the Corporate Secretary of Neuralstem at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Directors, Executive Officers and Corporate Governance — Consideration of Director Nominees — Stockholder Recommendations and Nominees” on page 12 of this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions:  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

* * * * *

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth, as of April 30, 2012, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;
•	each of our current directors and nominees;
•	each of our current named executive officers; and
•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

	Common Stock
Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities(2)	Total	Percent of Class(2)
Directors and named
Karl Johe, Ph.D	1,116,984	6,906,242	8,023,226	14.83%
I. Richard Garr	1,507,459	3,431,573	4,939,032	9.13%
Stanley Westreich	1,482,902	56,458	1,539,360	2.85%
John Conron(3)	95,299	1,171,983	1,267,282	2.34%
William Oldaker	104,300	246,458	350,758	*
Scott Ogilvie	15,000	200,000	215,000	*
Thomas Hazel	—	160,000	160,000	*
All directors and named executive officers as a group (7 persons)			16,494,658	30.50%

*	Represents less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o Neuralstem, Inc. 9700 Great Seneca Highway, Rockville, MD.
(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant. There are 54,095,105 shares of common stock issued and outstanding as of April 30, 2012.
(3)	Mr. Conron retired on April 9, 2012.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The names of our directors and executive officers and their ages, positions, and biographies as of April 30, 2012 are set forth below. Our executive officers are appointed by, and serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers.

Name	Position	Age	Position Since
I. Richard Garr	Chief Executive Officer, President, General Counsel, Interim Chief Financial Officer and Director	59	1996
Karl Johe, Ph.D.	Chief Scientific Officer and Chairman of the Board	52	1996
Scott Ogilvie	Director	57	2007
William Oldaker	Director	71	2007
Stanley Westreich	Director	75	2/2011

Mr. I. Richard Garr, JD, age 59, has been a director and our Chief Executive Officer since 1996. Mr. Garr was previously an attorney with Beli, Weil & Jacobs, the B&G Companies, and Circle Management Companies. Mr. Garr is a graduate of Drew University (1976) and the Columbus School of Law, The Catholic University of America (1979). Additionally, he was a founder and current Board member of the First Star Foundation, a children’s charity focused on abused children’s issues; a founder of The Starlight Foundation Mid Atlantic chapter, which focuses on helping seriously ill children; and is a past Honorary Chairman of the Brain Tumor Society. In evaluating Mr. Garr’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his broad experience in Neural Stem Cells. He is among the longest serving executives in the field.

Dr. Karl Johe, Ph.D., age 52, has been a director, Chairman of the Board and our Chief Scientific Officer since 1996. Dr. Johe has over 15 years of research and laboratory experience. Dr. Johe is the sole inventor of Neuralstem’s granted stem cell patents and is responsible for the strategic planning and development of our therapeutic products. Dr. Johe received his Bachelor of Arts Degree in Chemistry and a Master’s Degree from the University of Kansas. Dr. Johe received his doctorate from the Albert Einstein College of Medicine of Yeshiva University. From 1993 to January 1997, Dr. Johe served as a Staff Scientist at the Laboratory of Molecular Biology of the National Institute of Neurological Disease and Stroke in Bethesda, Maryland. While holding this position, Dr. Johe conducted research on the isolation of neural stem cells, the elucidation of mechanisms directing cell type specification of central nervous system stem cells and the establishment of an in vitro model of mammalian neurogenesis. In evaluating Dr. Johe’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his extensive experience in international science and business communities. Dr. Johe is also multilingual.

Scott V. Ogilvie, age 57, has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie has served as a partner of Wirthlin Worldwide International, a private strategic advisory and M&A firm, since September 2011. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. During the past 5 years, Mr. Ogilvie has served on the board of directors of Neuralstem, Inc. (NYSE AMEX:CUR), Innovative Card Technologies, Inc. (OTCBB:INVC) and Preferred Voice Inc, (OTCBD:PRFV) and GenSpera, Inc. (OTCBB: GNSZ). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

Mr. William Oldaker, age 71, has served on our board of directors since April 12, 2007. Mr. Oldaker is a founder and partner in the Washington, D.C. law firm of Oldaker Group LLC. Prior to founding the firm in 1993, Mr. Oldaker was a partner in the Washington office of the law firm of Manatt, Phelps and Phillips from 1987 to 1993. In 2004, Mr. Oldaker was a founder of Washington First Bank in Washington, D.C. and serves as a member of the board of directors. He previously served as a director of Century National Bank, from 1982 until its acquisition in 2001. Mr. Oldaker was appointed by President Clinton to serve as a commissioner on the National Bioethics Advisory Commission, a post he held until 2001. He is a member of the Colorado, D.C. and Iowa Bar Associations, the Bar Association for the Court of Appeals, D.C., and the Bar of the United States Supreme Court. He is also a partner in The National Group, a consulting firm. In evaluating Mr. Oldaker’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his extensive experience with managing and developing federal government regulations and expertise in the legislative process. He also was a founding member, and has served on the board of directors of a bank for almost thirty years.

Mr. Stanley Westreich, age 75, joined our board of director on February 15, 2011. Mr. Westreich is the manager of Westreich Services, LLC, a private investment and advisory firm which he founded in 2005. Prior to founding Westreich Services, LLC, Mr. Westreich was President of Westfield Realty, Inc., a real estate development and construction company, from 1965 to 2005. From July 26, 1994 to May 2010 he served as a director of Capital One Financial Corporation and also served as a director of Capital One Bank (USA), National Association. He served as a member of the Capital One Financial Corporation Compensation Committee from March 1995 through February 2010 and was its Chairman from March 1995 through April 2005. He has also served on the Capital One Financial Corporation Finance and Trust Oversight Committee from April 2004 to May of 2010. In evaluating Mr. Westreich’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior experience on the board of Capital One Financial and its related committees as well as his track record at Westreich Reality, Inc..

Board of Directors

Our Board consists of five members. Our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of the our business through discussion with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Our Board is responsible for establishing broad corporate policies and for overseeing our overall management. In addition to considering various matters which require its approval, the Board provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Board Meetings

During 2011, the Board held 4 meetings and acted through unanimous written consent 5 times. Each director attended at least 75% of all meetings of the Board and of the committees on which the director served. The Board currently holds regularly scheduled meetings and calls for special meetings or acts through unanimous written consents as necessary. Meetings of the Board may be held telephonically. Directors are expected to attend all board meetings and meetings of the committees of the board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties. Though we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, attendance is encouraged.

Information with regard to committee meetings and written consent is provided for below in the section of this proxy statement entitled “Committees.”

Classification of Board

Pursuant to our bylaws, we have a classified board of directors which is divided into three classes with staggered three-year terms. Only one class may be elected each year, while the directors in the other classes continue to hold office for the remainder of their three-year terms. Each class is required to have approximately the same number of directors. The Board may, on its own, determine the size of the exact number of directors on the Board and may fill vacancies on the Board. The procedure for electing and removing directors on a classified board of directors generally makes it more difficult for stockholders to change management control by replacing a majority of the board at any one time, and the classified board structure may discourage a third party tender offer or other attempt to gain control of the company and may maintain the incumbency of directors. In addition, under our bylaws, directors may only be removed from office by a vote of the majority of the shares then outstanding and eligible to vote.

Independent Directors

Our common stock is listed on the NYSE AMEX. As such, we are subject to the NYSE AMEX’s director independence standards. In accordance with these standards, in determining independence the Board affirmatively determines whether a director has a “material relationship” with Neuralstem that would compromise his or her independence from management or would cause him or her to fail to meet the NYSE AMEX’s specific independence criteria. When assessing the “materiality” of a director’s relationship with Neuralstem, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and, where applicable, the frequency and regularity of the services, and whether the services are being carried out at arm’s length in the ordinary course of business. Material relationships can include commercial, consulting, charitable, familial and other relationships. A relationship is not material if, in the Board’s judgment, it is not inconsistent with the NYSE AMEX’s director independence standards and it does not compromise a director’s independence from management.

Applying the NYSE AMEX’s standards, the Board has determined that Messrs Ogilvie, Oldaker and Westreich are each “independent” as that term is defined by the NYSE Amex. Of the independent directors, Mr. Ogilvie is up for re-election at the Annual Meeting.

Communications with Directors

We have adopted a formal process for shareholder communications with our independent directors. The policy, which is available on our website, www.neuralstem.com is as follows:

Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the non-management members of the Board of Directors, c/o Corporate Secretary, Neuralstem, Inc. 9700 Great Seneca Highway, Rockville, Maryland 20850.

The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management directors. Non-management directors may at any time review the log of all correspondence received by us that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines that are intended to ensure that our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines are intended to align the interests of directors and management with those of our shareholders and establish practices for the Board with regard to its oversight of the company. Under our guidelines, the Board annually conducts a self-evaluation to assess adherence to the Corporate Governance Guidelines and identify opportunities to improve Board performance. A copy of our codes can be viewed on our website at www.neuralstem.com.

In addition to our Corporate Governance Guidelines, we have adopted several guidelines intended to promote the honest and ethical conduct of our officers, directors, employees and consultants. They include, our “Code of Ethics” that applies to our officer, directors and employees and our “Finance Code of Professional Conduct” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and any persons who participate in our financial reporting process. A copy of our codes can be viewed on our website at www.neuralstem.com.

The codes incorporate our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The codes also incorporate our expectations of our officers, directors and employees that enable us to provide accurate and timely disclosure in our filings with the SEC and other public communications. In addition, the codes incorporate guidelines pertaining to topics such as complying with applicable laws, rules, and regulations; reporting violations; and maintaining accountability for adherence to the codes.

We intend to disclose future amendments to certain provisions of our codes, or waivers of such provisions on our web site within four business days following the date of such amendment or waiver.

Committees

We have established 3 corporate governance committees comprising of the: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nomination and Corporate Governance Committee. The committee membership and the function of each of the committees are described below. Each committee is governed by written committee charters. We periodically review such charters and may amend or update the process and procedures contained therein. In the event of such amendment or update, we will promptly post our revised charter on our website. A copy of each respective committee’s charter can be viewed on our website at www.neuralstem.com.

The table below identifies the Board’s standing committees and committee membership:

Director	Audit Committee	Nomination and Corporate Governance Committee	Compensation Committee
William Oldaker	Chair	Member	Member
Scott Ogilvie	Member	Chair	Member
Stanley Westreich	Member	—	Chair

Each member of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee is considered independent under NYSE AMEX listing criteria.

Audit Committee

We have a designated audit committee in accordance with section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs Ogilvie, Oldaker and Westreich. The Audit Committee assists our board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing, and reporting practices, and such other duties as directed by the board. The committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our public accounting firm engaged by us as our independent auditor to prepare or issue an audit report on our financial statements, and the performance of our internal audit function and independent auditor. The committee reviews and assesses the qualitative aspects of financial reporting to shareholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The committee is directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of our independent auditor.

During 2011, our Audit Committee held 4 meetings and acted by written consent 0 times. The Board has determined that Messrs Ogilvie, Oldaker and Westreich are “audit committee financial expert” within the meaning of SEC rules. An audit committee financial expert is a person who can demonstrate the following attributes: (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions.

Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee reviews and evaluates the effectiveness of our executive development and succession planning processes, as well as provides active leadership and oversight of these processes, and oversight of our corporate governance policies. The Nomination and Corporate Governance Committee also evaluates and recommends nominees for membership on our board of directors and its committees. Messrs. Ogilvie, and Oldaker are the members of the Nomination Committee. During 2011, our Nomination and Corporate Governance Committee held 1 meeting and acted by written consent 1 time.

The Nomination and Governance Committee evaluates candidates for the Board on the basis of the process and standards set forth in its charter. Candidates may come to the attention of the Nomination and Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nomination and Governance Committee will consider nominees recommended by our stockholders. For additional information regarding the process for nominee submission and selection, see the “Consideration of Director Nominees” on page 12 of this proxy statement.

Compensation Committee

The Compensation Committee’s role is to discharge our board’s responsibilities relating to compensation of our executives and to oversee and advise the board of directors on the adoption of policies that govern our compensation and benefit programs. Messrs Ogilvie, Oldaker and Westreich are the members of the Compensation Committee. During 2011 Compensation Committee held 3 meetings and acted by written consent 2 times.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. At present, the positions of Chairman and Chief Executive Officer are held by different individuals. This structure makes the best use of the Chief Executive Officer’s and Chairman’s respective knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

Risk Oversight

The Company has a risk management program overseen by the Chief Executive Officer. Material risks are identified and prioritized by management, and each prioritized risk is referred to a Board Committee or the full Board for oversight. For example, strategic risks are referred to the full Board while financial risks are referred to the Audit Committees. The Board regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each, and annually reviews the Company’s risk management program as a whole. Also, the Compensation Committee periodically reviews the most important risks to the Company to ensure that compensation programs do not encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Ogilvie, Oldaker and Westreich served on the Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of Neuralstem. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Board or the Compensation Committee.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

The policy of our Nominating and Corporate Governance Committee is to consider properly submitted recommendations for candidates to the Board from stockholders. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Corporate

Governance Committee should include the candidate’s (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (v) a written indication of the candidate’s willingness to serve on the Board, (vi) any other information required to be provided under securities laws and regulations, and (vii) a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Stockholder recommendations to the Board should be sent to:

Neuralstem, Inc.
Attn: Corporate Secretary
9700 Great Seneca Highway
Rockville, Maryland, 20850
Fax: 301-560-6634

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on page 5 of this proxy statement.

Director Qualifications

Our Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board consistent with criteria it establishes. While the Board has not adopted a formal diversity policy or specific standards with regard to the selection of director nominees, due to the nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates.

Although the Board has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess, when considering a potential non-incumbent candidate, the Nominating and Corporate Governance Committee will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, and ability to represent the best interests of our stockholders.

The Board is composed of a diverse group of individuals who have gained experience over their respective careers in strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Most of our directors also have experience serving on boards of directors and board committees of other public and private companies, which provides an understanding of different business processes, challenges, and strategies. Some of our directors also have experience with regard to the protection of intellectual property and litigation strategy as well as with the development of our core technologies.

The Nominating and Corporate Governance Committee and the Board believe that the above-mentioned attributes, along with the leadership skills and other experiences of our board members described below, provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution.

Identification and Evaluation of Nominees for Directors

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directors. Our Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and stockholders owning more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of such reports. Based solely on our review of Form 3, 4 and 5’s, the following table provides information regarding any of the reports which were filed late during the fiscal year ended December 31, 2011:

Name of Reporting Person	Type of Report and Number Filed Late	No. of Transactions Reported Late
Stanley Westreich	Form 4 — Statement of Changes of Beneficial Ownership of Securities.	1
Scott Ogilvie	Form 4 — Statement of Changes of Beneficial Ownership of Securities.	1
William Oldaker	Form 4 — Statement of Changes of Beneficial Ownership of Securities.	2
Karl Johe	Form 4 — Statement of Changes of Beneficial Ownership of Securities.	1

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Procedure

We review all known relationships and transactions in which Neuralstem and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our management, in consultation with our outside legal consultants, determines based on specific fact and circumstances whether Neuralstem or a related party has a direct or indirect interest in these transactions. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions.

If it is determined that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:

•	the benefits to us of the transaction;
•	the nature of the related party’s interest in the transaction;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of Neuralstem and our stockholders;
•	the potential impact of the transaction on a director’s independence; and
•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction.

Related Party Transactions

Summarized below are certain transactions and business relationships between Neuralstem and persons who are or were an executive officer, director or holder of more than five percent of any class of our securities since January 1, 2011.

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is included in the Section of this proxy statement entitled “Director Compensation” and “Executive Compensation.”

Information regarding disclosure of compensation to a director is included in the Section of this proxy statement entitled “Director Compensation.”

Information regarding the identification of each independent director is included in the Section of this proxy statement entitled “Director, and Executive Officers — Independent Directors.”

DIRECTOR COMPENSATION

Board Compensation Arrangements

Our director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise, and accountability required of active board membership. In general, we believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board.

Our Compensation Committee has adopted a formal non-employee director compensation plan to assist us in attracting and retaining qualified directors. The following are the terms of our Director Compensation Plan pursuant to which non-employee directors are compensated:

Cash Compensation

Board Retention Amount.  Each director receives a $20,000 annual board retainer. The retainer is payable quarterly.

Committee Retainer.  Each director serving on a committee receives an additional $5,000 per committee on which he or she serves.

Meeting Fees.  Each director receives a meeting fee equal to: (i) $1,500 for in person attendance, and (ii) $750 for telephonic attendance.

Equity Compensation

First Year Grant.  Upon joining the Board, individual receive a restricted stock grant or restricted stock unit grant equal to 25,000 common shares. The grant vests as follows: (i) 12,500 vest on the one month anniversary of joining the Board; and (ii) 12,500 vest quarterly over a one year period commencing on the date such director joins the Board.

Annual Grant.  Each eligible director is granted annually, at the directors’ election, either options purchase 20,000 shares of common stock or the equivalent value of restricted shares or restricted stock units. These Annual Grants vest quarterly during the year.

Committee Grant.  Each director receives, at their election, either options to purchase an additional 5,000 shares of common stock or the equivalent value of restricted shares or restricted stock units for each committee on which he or she serves. These Committee Grants vest quarterly during the year.

The exercise price for the options granted to non-employee directors is the market price of the stock on each applicable grant date. With regard to options, the options expire 7 years from the grant date. The option, restricted stock or restricted stock units are granted pursuant to our incentive stock option plans. All restricted stock grants and restricted stock units contain restrictions with regard to the resale of the shares.

Compensation for 2011

The following table summarizes compensation paid to non-employee directors during 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
William Oldaker
Independent Director(1)(3)	$8,750	—	49,324	—	—	9,000	$67,074
Audit Committee(2)	$—	—	3,581	—	—	—	$3,581
Compensation Committee(2)	$—	—	3,581	—	—	—	$3,581
Nomination Committee(2)	$—	—	3,581	—	—	—	$3,581
Scott Ogilvie
Independent Director(1)	$23,000	—	14,324	—	—	7,500	$44,824
Audit Committee(2)	$5,000	—	3,581	—	—	—	$8,581
Compensation Committee(2)	$2,000	—	3,581	—	—	—	$5,581
Nomination Committee(2)	$5,000	—	3,581	—	—	—	$8,581
Stanley Westriech
Independent Director(3)(4)	$7,500	50,500	45,040	—	—	6,750	109,790
Audit Committee	$—	—	—	—	—	—	$—
Compensation Committee	$—	—	—	—	—	—	$—
Nomination Committee	$—	—	—	—	—	—	$—

(1)	On July 1, 2011, pursuant to our adopted director compensation plan, we issued to each of Messrs. Ogilvie and Oldaker options to purchase 20,000 shares of our common stock. The options were issued pursuant to our 2007 Stock Plan. The exercise price per share is $1.50 and each option will expire 10 years from the date of grant. The options vest quarterly over the grant year.
(2)	On July 1, 2011, pursuant to our adopted director compensation plan, we issued to each of Messrs. Ogilvie and Oldaker, options to purchase 15,000 shares of our common stock (5,000 shares per each committee on which they serve). The options were issued pursuant to our 2007 Stock Plan. The exercise price per share is $1.50 and each option will expire 10 years from the date of grant. The options vest quarterly over the grant year.
(3)	On September 20, 2011, at the request of Messrs. Oldaker and Westrich we issued them options to purchase 46,458 shares of our common stock in lieu of cash compensation for board fees from April 2011 through March 2012. The options were issued pursuant to our 2007 Stock Plan. The exercise price per share is $1.53 and each option will expire on April 1, 2021. The options vest quarterly over the grant year.
(4)	On February 15, 2011, pursuant to our adopted director compensation plan, we issued to new Board and Committee member, Mr. Westreich, 25,000 RSU and 10,000 options to purchase our common stock. The securities were issued pursuant to our 2010 and 2007 Stock Plans, respectively. The option exercise price per share is $2.02 and each option will expire 10 years from the date of grant. The options vest quarterly over the grant year. The RSU vest 50% on the one month anniversary of joining the Board and the remaining 50% vest quarterly over the grant year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Dr. Karl Johe, our Chairman of the Board and Chief Scientific Officer;
•	Richard Garr, our President, Chief Executive Officer, General Counsel and Interim Chief Financial Officer (our “CEO”);
•	John Conron, our former Chief Financial Officer (our former “CFO”); and
•	Dr. Thomas Hazel, our Senior Vice President of Research.

We refer to these executives collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the Compensation Committee of the Board (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our executives during 2011.

Executive Summary

Our executive compensation program is relatively straightforward and does not materially change from year to year. At the core of our executive compensation philosophy is a strong “pay-for-performance” structure that links a significant portion of each executive’s compensation to both corporate and individual performance. At the same time, the Compensation Committee has structured our executive compensation program to ensure that our executives and other members of senior management are compensated in a manner consistent with stockholder interests and competitive practices. The following table sets forth a summary of the primary components of our executive compensation program and the actions taken in 2011:

Compensation Component	Description	Actions and Decisions in 2011
Base Salary	Provide a competitive annual fixed level of cash compensation.	The annual base salary for Dr. Hazel was increased from $180,000 to $225,000. No other changes during 2011.
Short-Term Incentive Awards	Discretionary performance-based award to recognize achievement of corporate and individual objectives set by Compensation Committee for the year.	Target award opportunities were consistent with prior year target awards. Based on individual performance and that of the Company, the Compensation Committee made awards ranging from 0% to 100% of award targets.
Long-Term Equity Incentive Awards	Grants of stock options and restricted stock awards and restricted stock units to align executives’ interests with stockholder interests.	Grants made effective April 11, 2012 and were consistent with our compensation policy.

Compensation Component	Description	Actions and Decisions in 2011
	Size of awards corresponds to executive’s position and responsibilities.	Size of the long-term incentive awards in a given year is determined by the overall performance of the company and each individual executive’s performance.
Benefits and Perquisites	Benefit programs offered to all employees, including executives, include comprehensive medical, dental, and vision insurance,	No changes to benefits offered to employees, including executives, in 2011.
The Company does not offer any pension plans or other retirement benefits
Executives receive limited perquisites consisting of an automobile allowance and limited tax preparation services.
Severance and Change-in-Control Arrangements	The Company maintains employment agreements with certain executives that generally provide for severance payments and/or certain benefits in the event of a termination of employment or change in control.	No new employment agreements were entered into or existing agreements modified in 2011.

Executive Compensation Philosophy and Objectives

Our executive compensation program impacts all of our employees by establishing a general framework for compensation and creating a work environment focused on expectations, goals, and rewards. Because the performance of every employee is important to the overall success of the Company, our Board is mindful of the impact that our executive compensation program has on all of our employees. In considering our executive compensation policies and practices, our Board balances the needs to conserve cash and minimize stockholder dilution against the requirements to attract, retain, and motivate our executives and other employees while fostering an innovative and entrepreneurial corporate culture.

Our Board strives to act in the long-term best interests of the Company and its stockholders, as well as ensure that the components of compensation do not, individually or in the aggregate, encourage excessive risk-taking. To address these challenges, our Board has structured our executive compensation program based on the following principles:

•	Reward the successful execution of our business strategy — we use short-term incentive compensation to encourage our executives to focus on the achievement of corporate and individual performance objectives with an emphasis on the importance of cross-functional collaboration. Our executive compensation program is designed to support our corporate business strategy and business plan by clearly communicating what is expected of each executive with respect to goals and results, and reward collaborative success, not just individual effort.
•	Attract and retain qualified executive talent — successful execution of our business strategy necessitates keeping our executives in place and focused on our business objectives. Therefore, our executive compensation program must be competitive, including the use of equity awards with vesting schedules designed to promote retention.

•	Align management and stockholder interests — long-term equity compensation underscores the common interests of our executives and stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders.

Based on these principles, we have designed our executive compensation program to achieve four primary objectives:

•	Ensure base pay is competitive for the role to be performed and to retain the executive;
•	Recognize the achievement of short-term objectives and milestones through annual incentives;
•	Reward the successful completion of long-term objectives and enhancement of stockholder return through our long-term incentive plan; and
•	Provide a competitive, cost-effective benefits package.

Compensation-Setting Process

Role of the Board and Compensation Committee

The Compensation Committee is responsible for overseeing, determining, and approving the compensation of our CEO and other executives, including the other Named Executive Officers. From time to time during the year, the Compensation Committee will review the compensation of our CEO and other executives, decide whether to make any adjustments to their base salaries, determine whether to make short-term incentive awards for the last completed fiscal year based on its assessment of Company and individual performance for that period and, if so, the amount of any such bonuses, and determine whether to make equity awards based on Company and individual performance.

As described below, the Compensation Committee gives considerable weight to our CEO’s performance evaluation of the other executives because of his direct knowledge of each executive’s performance and contributions. For each executive, the Compensation Committee independently determines each component of compensation based on its collective assessment of the executive’s performance using the following factors:

•	performance against corporate and individual objectives;
•	the difficulty of achieving desired results in the coming year;
•	the value of unique skills, capabilities, and industry experience to support the long-term performance of the Company;
•	the performance of general management responsibilities and span of control;
•	the reporting structure and internal pay relationships, including the number of direct and indirect reports;
•	the extraordinary contributions as a member of the executive management team;
•	market information; and
•	overall Company performance.

The Compensation Committee conducts an annual review of our executives’ compensation and considers adjustments in executive compensation levels to ensure alignment with our compensation strategy and competitive market practices. During this process, the Compensation Committee is also mindful of the results of the shareholder’s Advisory Vote on Executive Compensation during the most recent vote and although not binding, is considered in the compensation setting process.

Role of Senior Management

The Compensation Committee typically seeks the input of our CEO when discussing the performance of and compensation for our other executives, including the other Named Executive Officers. In this regard, at the request of the Compensation Committee our CEO reviews the performance of the other executives, including the other Named Executive Officers, annually and presents to the Compensation Committee his conclusions and recommendations as to their compensation, including base salary adjustments, annual incentive awards, and long-term equity incentive awards. The Compensation Committee then uses these recommendations as one factor in its deliberations to determine the compensation of our executives. The Compensation Committee also works with our CFO in evaluating the financial, accounting, tax, and retention implications of our executive compensation plans and arrangements.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program and related policies and practices. In 2011, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it in overseeing our executive compensation program. Compensia was engaged to provide the Compensation Committee with information, recommendations, and other advice relating to executive compensation on an ongoing basis. Compensia serves at the discretion of the Compensation Committee and provides no other services to the Company.

Competitive Positioning

In making compensation decisions, the Compensation Committee reviews independent survey data, such as the Radford Global Life Sciences compensation survey, as well as publicly-available data from companies with which we compete for executive talent. The companies chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

Companies used for comparative purposes (aka our “Peer Group”) in 2011 included:

Aastrom Biosciences	Neurocrine Biosciences
Advanced Cell Technology	Novavax
Alexza Pharmaceuticals	Nupathe
Athersys	Osiris Therapeutics
BioTime	Repligen
Cryolife	Stemcells
Cytori Therapeutics	Thermo Genesis
CyRx	Titan Pharmaceuticals
Geron	Vanda Pharmaceuticals
NeoStem

While many of these companies are larger than us with respect to market capitalization, revenue, and employees, they represent the market in which we compete for talented executives, especially for positions which we will be developing in the future to help us plan for our next stage of anticipated growth.

Although the compensation data from comparable companies is useful comparative information, the Compensation Committee does not require that the compensation components of individual executives bear any particular relationship to the compensation of executives of similar positions of those comparable companies. In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings-per-share or sales growth, may not readily apply in reviewing the performance of executives. Because of the Company’s current stage of development, the Compensation Committee evaluates other indications of performance, including progress towards the Company’s research and development programs and corporate development activities, as well as the Company’s success in securing capital sufficient to enable the Company to continue research and development activities, in its decision-making process.

Executive Compensation Program Components

The compensation of our executives, including the Named Executive Officers, consists of base salary, a short-term incentive award opportunity, equity compensation in the form of stock awards and stock options, and benefits and perquisites. Of these components, only base salary is fixed while the other components are variable based on the performance of both the Company and the individual executive, measured against specific objectives that are determined in advance.

Base Salary

We use base salary to provide a minimum amount of financial certainty and security to our executives on an ongoing basis. The Compensation Committee annually evaluates the base salaries for all of our employees, including our executives, and adjustments are made at the beginning of the year to reflect changes in job responsibilities and market conditions. When establishing or reviewing base salaries for each executive, the Compensation Committee considers numerous factors, including the qualifications of the executive, his or her level of relevant experience, the nature and responsibility of the position, strategic goals for which the executive has responsibility, Company and individual performance, salary norms for persons in comparable positions at comparable companies, the competitiveness of the market for the executive’s services, and industry compensation levels.

During 2011, the Compensation Committee reviewed the base salaries of our executives, including the Named Executive Officers, and determined not to make any adjustments except for the increase in base salary of Dr. Hazel.

The base salaries paid to the Named Executive Officers during 2011 are set forth in the Summary Compensation Table below.

Short-Term Incentive Awards

We use short-term incentive awards to motivate our executives to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals.

Each year, the Compensation Committee establishes a short-term incentive award plan for our executives, which provides for short-term incentive awards based on our actual level of achievement as measured against one or more pre-established corporate objectives as well as the achievement of individual performance objectives. We believe our short-term incentive award plan creates a direct link between executive compensation and our corporate performance to provide further motivation for our executives to implement strategic initiatives that meet or exceed our pre-established corporate objectives.

Each employee, including each executive, is given a target short-term incentive award opportunity, which is expressed as a percentage of the employee’s base salary. This percentage increases with increasing rank within the Company. In the case of the Named Executive Officers, their target short-term incentive award opportunities for 2011 were as follows:

Named Executive Officer	Target Short-Term Incentive Award Opportunity (as a percentage of base salary)
Dr. Johe	60%
Mr. Garr	60%
Mr. Conron	25%
Dr. Hazel	8%

Each executive’s short-term incentive award is determined by taking into account corporate and individual performance goals. There are no minimum payouts and awards. Also, at the discretion of the Compensation Committee, individuals may receive awards above the target level of each respective Named Executive Officer. Awards are made on a discretionary basis by the Compensation Committee after subjectively evaluating the Corporate and Individual Performance Goals achieved by our Named Executive Officers for the year. Individual performance for each executive is based on our CEO’s assessment of the executive’s performance for the year which is then provided to the Compensation Committee. While our CEO reviews the performance of our other executives, our Board conducts an independent assessment of our CEO’s performance which is submitted to the Compensation Committee for its use.

Corporate Performance Goals

From time to time throughout the year, our CEO develops one or more corporate performance objectives for the Company, which he then provides to the Board for review and approval. The objectives correlate with increasing the business value of the Company for its stockholders. Typically, these objectives include the following:

•	product development, such as enhancements in technology;
•	clinical progress, such as initiation of clinical trials, patient enrollment, and patient data;
•	corporate development, such as strategic collaborations; and
•	finance, legal and administration, such as patent enforcement, budget controls and maintenance of a strong balance sheet.

As part of the annual performance reviews, the Compensation Committee (with input from our CEO and other members of the Board) evaluates the Company’s overall performance after the end of the year with respect to the objectives as well as other significant Company performance accomplishments while also taking into consideration the degree of difficulty in achieving each objectives and any particular events or circumstances that impacted performance. As part of this assessment, the Compensation Committee evaluates the status of the Company’s development programs, clinical progress, and corporate development activities. This necessarily involves a subjective assessment of corporate performance by the Compensation Committee. Moreover, the Compensation Committee does not base its considerations on a single performance area, but rather considers the entire mix of accomplishments, challenges, and efforts in evaluating Company performance and determining the corporate performance for the year.

Individual Performance Goals

The individual performance objectives for our executives focus on contributions that facilitate the achievement of the overall Company objectives and development of the organization. The Board reviews and approves the individual performance objectives for our executives. Our CEO evaluates the individual performance of our executives (other than himself) after the end of the year. Our CEO then consults with the Compensation Committee and provides the evaluations along with his recommendations for each executive’s individual performance bonus. The Compensation Committee, taking into account our CEO’s evaluation and recommendation and determines each individuals performance bonus. To evaluate the performance of our CEO, the Compensation Committee obtains performance evaluation for our CEO from each member of the Board. The Compensation Committee also considers the following general criteria when evaluating individual performance, not all of which are applicable to each executive:

•	the individual’s role in the research, development, acquisition, and/or licensing of product candidates and technologies;
•	the individual’s contribution to the achievement of key research, development, and business milestones;
•	the individual’s contribution to the management team and development and application of leadership skills to drive future performance of the Company;
•	the individual’s ability to attract, hire, manage, retain, and motivate staff (including contractors) in support of the achievement of the Company’s performance objectives;
•	the individual’s contribution to the achievement of key financial objectives of the Company, including management of financial budgets and forecasts, as appropriate, and
•	effectiveness of the individual’s management of regulatory compliance requirements related to his other responsibilities.

After the end of the year, the Compensation Committee evaluates, on a qualitative basis, the level of each executive’s attainment of his or her individual performance objectives, including our CEO. The Compensation Committee does not specifically allocate or weight these objectives and considers the attainment of individual objectives on an overall basis when assessing performance for each executive. The Compensation Committee’s assessment of the executive’s level of attainment of his or her individual performance objectives is used in determining the executive’s short-term incentive award for the year.

Award Decisions and Analysis

For 2011, the Compensation Committee determined the amount of the short-term incentive awards to be paid to our executives, including the Named Executive Officers, by consulted with our CEO with respect to the Named Executive Officers other than himself and evaluated our financial performance and the level of achievement of both corporate and individual performance goals for the year.

With respect to the corporate performance goals, the Compensation Committee reviewed our performance during 2011, taking into account several Company accomplishments, as well as the individual performance of our executive officers.

Following this review, the Compensation Committee decided to award discretionary short-term incentive awards, which were calculated using each executive’s annual base salary. In the case of the Named Executive Officers, the annual incentive awards for 2011 were as follows:

Named Executive Officer	2011 Base Salary	Target Short-Term Incentive Award Opportunity (as a percentage of base salary)	Percentage of Target Incentive Opportunity	Short-Term Incentive Award
Dr. Johe	$422,100	60%	100%	$253,260	(1)
Mr. Garr	$407,000	60%	90%	$219,780	(2)
Mr. Conron	$225,000	25%	0%	—
Dr. Hazel	$225,000	8%	100%	$18,750	(3)

(1)	Dr Johe’s short-term incentive award was paid entirely in cash.
(2)	Mr. Garr’s short-term incentive award was paid partly in cash ($73,260) and partly in 412,552 stock option awards (with a grant date fair value of $146,520).
(3)	Dr. Hazel’s short-term incentive award was paid entirely in cash.
Long Term Equity Compensation

We use equity awards to incent and reward our executives, including the Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives with those of our stockholders. These equity awards have been granted in the form of stock options to purchase shares of our common stock, restricted stock grants and restricted stock unit awards. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executives, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. In addition, we believe that restricted stock grants and restricted stock unit awards serve as an effective retention tool while also motivating our executives to work toward corporate objectives that provide a meaningful return to our stockholders.

The Compensation Committee determines the size of each executive’s long-term equity awards according to his or her position within the Company and sets a level it considers appropriate to create an opportunity for reward predicated on increasing stockholder value. The Compensation Committee also takes into account an executive’s performance history and his or her potential for future responsibility and promotion. Other factors include long-term incentives previously granted, the amount of actual versus theoretical equity value per year that has been derived to date by the executive, the current actual value of the unvested equity awards for the executive, the percentage of stock option grants with exercise prices greater than the Company’s current stock price, and the number of stock option grants that have expired unexercised as a result of market conditions. The relative weight given to each of these factors can vary among executives in the Compensation Committee’s discretion. There is no set formula for the granting of long-term equity awards to individual executives.

In connection with their employment during 2011, the following long-term incentive awards have been granted:

Name	Position	Percentage of Base Salary	Common Stock Options
Karl Johe, Ph.D	Chief Scientific Officer	100%	738,479
Richard Garr	Chief Executive Officer	90%	640,855

These awards were granted pursuant to our equity compensation plans and are subject to certain vesting conditions. In determining the amount of these awards, the Compensation Committee took into consideration the factors described above, as well as internal equity and current market practice.

The Compensation Committee also evaluated the equity awards then-held by our executives to evaluate the retention value of these awards. The Compensation Committee noted that, with respect to prior stock option grants, the majority of them had exercise prices above the current price of our common stock.

The Compensation Committee first determined the size of the equity award pool based on its assessment of Company performance during the prior year. The Compensation Committee then pre-approved a grant matrix, based on employee base salary, and individual performance, which determined the value of the equity award that would be received by each individual executive. The Compensation Committee decided that the value of each executive’s equity award should be issued completely in stock options. The number of shares of our common stock options to be awarded was determined by dividing each recipients target Long-Term Incentive award pool by the Black-Sholes call value of a stock option for a single share.

The awards vest one twelfth each quarter over three years commencing on the grant date based on each respective Named Executive Officer’s continued employment with the Company.

The long-term equity awards granted to the Named Executive Officers as compensation are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Benefits and Perquisites

We provide other medical benefits to our executives, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, prescription and vision insurance. These benefits are provided to our executives on the same general terms as to all of our full-time employees in the country in which they are resident.

We provide a limited number of perquisites to our executives to assist them in the performance of their duties, to make them more efficient and effective, and for recruitment and retention purposes. Perquisites provided to the Named Executive Officers during 2011 included an automobile allowance and limited tax preparation services as described in the Summary Compensation Table below.

Employment Agreements

We have employment agreements with each of the Named Executive Officers setting forth the terms and conditions of their employment. Each of these arrangements was approved on our behalf by the Board. For a summary of the material terms and conditions of employment for the Named Executive Officers, see “Employment Agreements and Arrangements and Change-In-Control Arrangements” below.

In retaining our executives, we recognized that it would be necessary to recruit and retain individuals with the requisite experience and skills to manage a dynamic, growing business. In addition, we recognized that a competitive compensation package would have to contain a financial inducement sufficient to motivate the candidate to accept an employment offer over any competing offers. Accordingly, we have sought to develop competitive compensation packages to attract qualified candidates who could fill our most critical positions. At the same time, we have been sensitive to the need to maintain an equitable executive compensation structure, balancing both competitive and internal considerations.

Post-Employment Compensation

Except as contained in the employment agreements, if any, for our Named Executive Officers, we do not have any agreements or other arrangements with any of our executives that provide for payments or benefits in the event of a termination of employment or in connection with a change in control of the Company. For a summary of such terms and conditions, see “Employment Agreements and Arrangements and Change-In-Control Arrangements” below.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted on April 11, 2012 by the members of the Compensation Committee of the Board of Directors:

Stanley Westreich	Compensation Committee Chair
Scott Ogilvie	Compensation Committee Member
William Oldaker	Compensation Committee Member

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table includes information concerning compensation for the years ended December 31, 2011, 2010 and 2009 to our Named Executive Officers”.

Name and principal position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)(3)	Option Award ($)(f)(2)	Nonequity Incentive Plan compensation ($)(g)	Non-qualified deferred compensation earning ($)(h)	All other Compensation ($)(i)(1)	Total ($)(j)
I. Richard Garr Chief Executive President, General Counsel (“PEO”)	2011	$407,000	73,260	—	512,820	—	—	6,000	$999,080
	2010	$407,000	204,200	345,250	305,250	—	—	6,000	$1,267,700
	2009	$407,000	52,584	157,754	—	—	—	6,000	$623,338
Karl Johe Chief Scientific Officer	2011	$422,100	253,260	—	422,100	—	—	6,000	$1,103,460
	2010	$422,100	253,260	316,575	316,575	—	—	6,000	$1,314,510
	2009	$422,100	204,508	68,169	—	—	—	6,000	$700,777
John Conron Chief Financial Officer	2011	$225,000	—	—	—	—	—	6,000	$231,000
	2010	$225,000	18,750	114,000	76,500	—	—	6,000	$440,250
	2009	$225,000	7,481	22,444	—	—	—	6,000	$260,925
Thomas Hazel Senior Vice President of Research	2011	$206,250	18,750	—	—	—	—		$225,000
	2010	$180,000	15,000	—	—	—	—	—	$195,000
	2009	$180,000	15,000	—	—	—	—	—	$195,000

(1)	Includes automobile allowance, perquisites and other personal benefits.
(2)	For additional information regarding the valuation of Option Awards, refer to Note 2 of our financial statements in the section captioned “Stock Options” contained in our Annual Report filed on Form 10-K with the SEC on March 30, 2012.
(3)	For additional information regarding the valuation of Stock Awards, refer to Note 2 of our financial statements in the section captioned “Preferred and Common Stock” contained in our Annual Report filed on Form 10-K with the SEC on March 30, 2012

Grants of Plan-Based Awards for 2011

The following table sets forth information with respect to the stock options and restricted stock awards granted during the year ended December 31, 2011 to each of the Named Executive Officers as listed in the Summary Compensation Table shown under the caption “Executive Compensation Tables.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stocks or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/sh)(7)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date(6)	BOD Approval of Award(6)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
I Richard Garr(1)		4/11/2012	—	244,200	244,200	—	—	—	—	—	$1.09	—
I Richard Garr(2)		4/11/2012	—	—	—	—	407,000	407,000	—	—	$1.09	—
Karl Johe(3)		4/11/2012	—	253,260	253,260	—	—	—	—	—	$1.09	—
Karl Johe(4)		4/11/2012	—	—	—	—	422,100	422,100	—	—	$1.09	—
Tom Hazel(5)		4/11/2012	—	18,750	18,750	—	—	—	—	—	$1.09	—

(1)	This represents the Short-Term Incentive award to Mr. Garr. The Board awarded Mr. Garr 90% of his Short-Term Incentive target bonus or $219,780 in 2012. The award was paid out as $73,260 in cash and stock options valued at $146,520. The value of this bonus payout is reflected in the Summary Compensation Table. The stock options are immediately vested upon grant.
(2)	This represents the Long-Term Incentive award to Mr. Garr. The Board awarded Mr. Garr 90% of his target Long-Term Incentive bonus or $366,300 in 2012. The award was paid out entirely in stock options valued at $366,300. These options vest quarterly over a 36 month period and will be expensed over that period.
(3)	This represents the Short-Term Incentive award to Dr. Johe. The Board awarded Dr.. Johe 100% of his Short-Term Incentive target bonus in 2012. The award was paid out entirely in cash. The value of this bonus payout is reflected in the Summary Compensation Table.
(4)	This represents the Long-Term Incentive award to Dr. Johe. The Board awarded Mr. Johe 100% of his target Long-Term Incentive bonus in 2012. The award was paid out entirely in stock options valued at $422,100. These options vest quarterly over a 36 month period and will be expensed over that period.
(5)	This represents a Short-Term Incentive award to Dr. Hazel. The Board awarded Dr. Hazel 100% of his target bonus. The award was paid out entirely in cash. The value of this bonus payout is reflected in the Summary Compensation Table.
(6)	The Company’s Compensation Committee approved specific awards related to 2011 target Incentive Short- and Long-Term awards pursuant to the Company’s guidelines established in November 2010.
(7)	The exercise or base price is determined based on the closing price of the Company’s common stock on the BOD approval date.

Employment Agreements and Arrangements and Change-In-Control

Employment Agreement with I. Richard Garr

We have a written employment agreement with Mr. Garr, our Chief Executive Officer and General Counsel. Pursuant to the agreement, as in effective, Mr. Garr is entitled to an annual salary of $407,000 paid monthly of which $30,000 is paid in connection with Mr. Garr’s duties as general counsel. In addition, the agreement provides for certain performance bonuses as determined from time to time by our Compensation Committee. For 2011, Mr. Garr’s target levels for short-term incentive bonus and long term equity compensation were: (i) 60%, and (ii) 100%, of Mr. Garr’s 2011 base salary, respectively. For 2012, Mr. Garr’s target bonus levels for short-term incentive and long term equity compensation bonuses are: (i) 60%, and (ii) 100%, of 2012 base salary, respectively. Mr. Garr’s employment agreement also provides for a $500 monthly automobile allowance and the reimbursement of reasonable business expenses. The term of the agreement is until October 31, 2012.

Mr. Garr’s employment agreement also provides for severance (“Termination Provisions”) in an amount equal to the greater of: (i) the aggregate compensation remaining on his contract; or (ii) $1,000,000, in the event Mr. Garr is terminated for any reason. In the event of termination, the agreement also provides for the immediate vesting of 100% of stock options granted to Mr. Garr during his term of employment. These termination provisions apply whether employee is terminated for “cause” or “without cause.” Additionally, in the event employee voluntarily terminates his employment following a change in control and material reassignment of duties, he will also be entitled to the termination provisions under the contract. In the event of early termination, the Termination Provisions will require us to make a substantial payment to the employee. By way of example, such payments would be approximately as follows:

Officer	Severance	Accelerated Vesting of Awards(1)(2)	Total
I Richard Garr	$1,000,000	$103,724	$1,103,724

(1)	Derived from the intrinsic value of the stock options as of December 31, 2011, using a market value of $0.97 for the Company’s common stock.
(2)	Does not include Long-Term Incentive award approved by BOD in April 2012.

Mr. Garr’s agreement contains non-solicitation, and confidentiality and non-competition covenants. The agreement may be terminated by either party with or without cause and without prior notice subject to the termination provisions as discussed.

Employment Agreement with Karl Johe, Ph.D.

We have a written employment agreement with Dr. Johe, our Chief Scientific Officer. Pursuant to the agreement, as in effective, Dr. Johe is entitled to an annual salary of $422,100 paid monthly. In additional, the agreement provides for certain performance bonuses as determined from time to time by our Compensation Committee. For 2011, Dr. Johe’s target levels for short-term incentive bonus and long term equity compensation were: (i) 60%, and (ii) 100%, of Dr. Johe’s 2011 base salary, respectively. For 2012, Dr. Johe’s target bonus levels for short-term incentive and long term equity compensation bonuses are: (i) 60%, and (ii) 100%, of 2012 base salary, respectively. Dr. Johe’s employment agreement also provides for a $500 monthly automobile allowance and the reimbursement of reasonable business expenses. The term of the agreement is until October 31, 2012.

Dr. Johe’s employment agreement also provides for severance (“Termination Provisions”) in an amount equal to the greater of: (i) the aggregate compensation remaining on his contract; or (ii) $1,000,000, in the event Dr. Johe is terminated for any reason. In the event of termination, the agreement also provides for the immediate vesting of 100% of stock options granted to Dr. Johe during his term of employment. These termination provisions apply whether employee is terminated for “cause” or “without cause.” Additionally, in the event employee voluntarily terminates his employment following a change in control and material reassignment of duties, he will also be entitled to the termination provisions under the contract. In the event of early termination, the Termination Provisions will require us to make a substantial payment to the employee. By way of example, such payments would be approximately as follows:

Officer	Severance	Accelerated Vesting of Awards(1)(2)	Total
Karl Johe, Ph.D	$1,000,000	$92,663	$1,092,663

(1)	Derived from the intrinsic value of the stock options as of December 31, 2011, using a market value of $0.97 for the Company’s common stock.
(2)	Does not include Long-Term Incentive award approved by BOD in April 2012.

Dr. Johe’s agreement contains non-solicitation, and confidentiality and non-competition covenants. The agreement may be terminated by either party with or without cause and without prior notice subject to the termination provisions as discussed.

Employment Agreement with John Conron.

Mr. Conron, our Chief Financial Officer, retired on April 9, 2012. At the time of his retirement, Mr. Conron was considered an at-will employment with an annual base salary was $225,000. In addition, Mr. Conron previously received performance bonuses as determined from time to time by our Compensation Committee. Mr. Conron also received a $500 monthly automobile allowance up until the time of his resignation.

Employment Arrangement with Thomas Hazel

We have a written employment agreement with Dr. Hazel, our Senior Vice President of Research. During the first half of 2011 (January through May) Dr. Hazel’s annual base salary was $180,000. Commencing in June of 2011, we increased Dr. Hazel’s annual base salary to $225,000.

Outstanding Equity Awards Value at Fiscal Year-End

The following table includes information with respect to the value of all outstanding equity awards previously awarded to the Named Executive Officers as of December 31, 2011.

Name (a)		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares of units of stock that have not vested ($) (h)	Equity incentive plan award: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
I. Richard Garr	(1)	1,200,000	—	—	$0.50	7/28/15	—	—	—	—
	(2)	2,100,000	—	—	$3.66	1/1/18	—	—	—	—
	(3)	87,716	175,431	—	$2.21	11/15/20	92,082	89,319	—	—
	(14)			—	—	1/27/21	14,832	14,406	—	—
Karl Johe(4)	(5)	1,200,000	—	—	$0.50	7/28/15	—	—	—	—
	(6)	333,333	—	—	$3.01	10/31/15	—	—	—	—
	(7)	2,100,000	—	—	$3.66	1/1/18	—	—	—	—
	(8)	90,970	181,939	—	$2.21	11/15/20	95,498	92,633	—	—
John Conron	(9)	100,000	—	—	$3.15	4/1/15	—	—	—	—
	(10)	50,000	—	—	$2.60	4/1/18	—	—	—	—
	(11)	1,000,000	—	—	$2.60	4/1/18	—	—	—	—
	(12)	16,487	49,461	—	$2.21	11/15/20	34,615	33,577	—	—
	(15)		—	—	—	1/27/21	13,924	13,506	—	—
Thomas Hazel	(13)	160,000	40,000	—	$1.89	8/11/18	—	—	—	—

(1)	On July 28, 2005, we granted our CEO an option to purchase 1,200,000 common shares. The option was granted under our 2005 Stock Plan. The option vests annually over 4 years at a rate of 300,000 per year. The applicable vesting dates are July 28, 2006, 2007, 2008 and 2009. The only vesting condition is Mr. Garr’s continued employment.
(2)	On January 21, 2008, we granted our CEO an option to purchase 2,100,000 common shares. The grant has an effective date of January 1, 2008. The option was granted under our 2007 Stock Plan. The option vests at a rate of 700,000 per 14 month period. The applicable vesting dates are February 28, 2009, April 30, 2010, and June 30, 2011. The only vesting condition is Mr. Garr’s continued employment.
(3)	On November 11, 2010, we granted our CEO an option to purchase 263,147 common shares and 138,122 restricted stock units. The award was granted under our 2010 Stock Plan. The awards vest quarterly over three years effective November 11, 2010. The only vesting condition is Mr. Garr’s continued employment.
(4)	Outstanding equity awards for Dr. Johe do not include warrants to purchase an aggregate of 3,000,000 common shares that were issued on June 5, 2007.

(5)	On July 28, 2005, we granted our CSO an option to purchase 1,200,000 common shares. The option was granted under our 2005 Stock Plan. The option vests annually over 4 years at a rate of 300,000 per year. The applicable vesting dates are July 28, 2006, 2007, 2008 and 2009. The only vesting condition is Dr. Johe’s continued employment.
(6)	On September 20, 2007, we granted our Chairman and Chief Scientific Officer, an option to purchase an aggregate of 333,333 shares of our common stock at a price per share of $3.01 pursuant to our 2005 Stock Plan. The option expires 5 years from the date when they become exercisable. The option vests on October 31, 2010. The option is immediately exercisable upon an event which would result in an acceleration of Dr. Johe’s stock option grants under his employment agreement.
(7)	On January 21, 2008, we granted our CSO an option to purchase 2,100,000 common shares. The grant has an effective date of January 1, 2008. The option was granted under our 2007 Stock Plan. The option vests at a rate of 700,000 per 14 month period. The applicable vesting dates are February 28, 2009, April 30, 2010, and June 30, 2011. The only vesting condition is Dr. Johe’s continued employment.
(8)	On November 11, 2010, we granted our CSO an option to purchase 272,909 common shares and 143,247 shares of restricted stock units. The award was granted under our 2010 Stock Plan. The awards vest quarterly over three years effective November 11, 2010. The only vesting condition is Dr. Johe’s continued employment.
(9)	In April of 2007, we granted our CFO an option to purchase 100,000 common shares pursuant to his employment contract. The option is fully vested as of December 31, 2008.
(10)	On April 1, 2008, we granted our CFO an option to purchase 50,000 common shares. The grant was made pursuant to Mr. Conron’s employment agreement. The option was fully vested at the grant date.
(11)	On April 1, 2008, we granted our CFO an option to purchase 1,000,000 common shares. The option vests at an annual rate of 333,333 per year. The vesting dates are April 1, 2009, 2010 and 2011. The only vesting condition is Mr. Conron’s continued employment.
(12)	On November 11, 2010, we granted our CFO an option to purchase 65,948 common shares and 34,615 shares of restricted stock. The award was granted under our 2010 Stock Plan. The awards vest quarterly over three years effective November 11, 2010. The only vesting condition is Mr. Conron’s continued employment.
(13)	On August 8, 2008, we granted the Sr. Vice President of Operations an option to purchase 200,000 common shares. The grant was made pursuant to Dr. Hazel’s employment agreement. The option vests at 40,000 immediately on award and the remainder annually over 4 years at a rate of 40,000 per year.
(14)	On January 27, 2011, we granted our CEO an option to purchase 19,802 restricted stock units. The award was granted under our 2010 Stock Plan. The award vests quarterly over three years commencing January 27, 2011. The only vesting condition is Mr. Garr’s continued employment.
(15)	On January 27, 2011 we granted our CFO 18,565 shares of restricted stock. The award was granted under our 2010 Stock Plan. The award vests quarterly over three years commencing January 27, 2011. The only vesting condition is Mr. Conron’s continued employment.

Option Exercises and Stock Awards Vested in 2011

The following table includes certain information with respect to the options exercised and restricted stock awards vested by the Named Executive Officers during the year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
I. Richard Garr	—	—	65,842	$141,748
Karl Johe	—	—	47,749	$105,525
John Conron	—	—	30,103	$63,000

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our equity compensation plans as of December 31, 2011.

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2005 Stock Plan, as amended	3,758,275	$1.22	—
2007 Stock Plan	5,632,916	3.31	395,930
2010 Equity Compensation Plan	943,175	2.21	5,988,645
Equity compensation plans not approved by security holders
Total	10,334,366	$2.46	6,384,575

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the approximate aggregate fees billed to us or expected to be billed to us by our independent auditors, Stegman & Company, for our 2011 and 2010 fiscal years:

Type of Fees	2011	2010
Audit Fees	$103,117	$94,367
Audit Related Fees(1)	22,800	23,000
Tax Fees	6,875	6,500
All Other Fees	—	—
Total Fees	$132,792	$123,867

(1)	Fees associated with issuance of comfort letter.

Pre-Approval of Independent Auditor Services and Fees

Our audit committee reviewed and pre-approved all audit and non-audit fees for services provided by Stegman & Company and has determined that the provision of such services to us during fiscal 2011 and in connection with the audit of our 2011 fiscal year financials is compatible with and did not impair independence. It is the practice of the audit committee to consider and approve in advance all auditing and non-auditing services provided to us by our independent auditors in accordance with the applicable requirements of the SEC. Stegman & Company did not provide us with any services, other than those listed above.

AUDIT COMMITTEE REPORT

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under these Acts.

The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work.

Management is responsible for our financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in its report on Neuralstem’s financial statements. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based upon these reviews and discussions and the report of the independent registered public accounting firm to the Audit Committee, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to our Board on March 27, 2012, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Scott Ogilvie
William Oldaker
Stanley Westreich

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board currently consists of five members, three of which are “independent,” as that term is defined by NYSE Amex Rules. The Company’s Bylaws provide for the classification of the Board into three classes, as nearly equal in number as possible, with staggered terms of office. The Company’s Bylaws also provide that upon expiration of the term of office for a class of directors, nominees for such class will be elected for a term of three years or until their successors are duly elected and qualified.

At this year’s annual meeting, the term of Mr. Scott V. Ogilvie expires. One Director will be elected at the annual meeting to serve for a three-year term which will expire at our annual meeting in 2015. The Board has nominated Mr. Ogilvie as a Class I director. Mr. Ogilvie is currently a director of the Company. The candidate receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as the Class I director of the Company. Accordingly, abstentions will not affect the outcome of the proposal. The election of directors is a non-routine matter on which a broker or other nominee is not empowered to vote. Accordingly, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

Set forth below is information regarding the nominee for Class I director, the periods during which he have served as a director of the Company. Please refer to the sections entitled “Director, Executive Officers and Corporate Governance” on pages 8 – 14 and “Beneficial Ownership of Shares of Common Stock” on page 7 of this proxy statement containing more information on the director nominee and his beneficial ownership of our securities.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS
For a Three Year Term Expiring at the
2015 Annual Meeting

Nominee for Term Expiring in 2015 (Class I)

Name	Principal Occupation	Age	Director Since
Scott Ogilvie(1)	President of AFIN International, Inc. Director of Neuralstem, Inc.	57	2007

(1)	Mr. Ogilvie qualifies as an independent director within the meaning of the NYSE Amex rules and regulations.

Required Vote

The nominee receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

The Board of Directors Unanimously Recommends that Stockholders Vote FOR the Election of the Nominee to the Board of Directors

****************

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF STEGMAN & COMPANY AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has selected Stegman & Company as the independent registered public accounting firm for the fiscal year ending December 31, 2012. Stegman & Company has served as the Company’s independent registered public accounting firm since 2007. Representatives of Stegman & Company are expected to attend the Annual Meeting and to respond to appropriate questions, and they will have the opportunity to make a statement if they wish.

We are asking our stockholders to ratify the selection of Stegman & Company as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the selection of Stegman & Company to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event stockholders fail to ratify the appointment of Stegman & Company, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company and our stockholders.

The Company has been informed by Stegman & Company that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Required Vote

Ratification of the appointment of Stegman & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Stegman & Company.

Recommendation

Our board of directors recommends a vote FOR the ratification of the appointment of Stegman & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

****************

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

Enclosed herewith is our Annual Report on Form 10-K for the 2011 fiscal year. Additional copies may be requested in writing. Such requests should be submitted to Mr. I. Richard Garr, interim Chief Financial Officer, Neuralstem, Inc., 9700 Great Seneca Highway, Rockville, Maryland 20850, Exhibits to Form 10-K, as amended, will also be provided upon specific request. The materials will be provided without charge.

You can also obtain copies of this Proxy statement, our Annual Report and exhibits, as well as other filings we make with the SEC, on the SEC’s website at www.sec.gov or on Neuralstem’s website at www.neuralstem.com.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this proxy statement. If you grant a proxy, each of the persons named as proxy holder, I. Richard Garr and Dr. Karl Johe, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holder will vote your proxy for such other candidate or candidates nominated by our Board.

By Order of the Board of Directors
May 11, 2012	/s/ I. Richard Garr Chief Executive Officer,

ANNUAL MEETING OF STOCKHOLDERS OF

NEURALSTEM, INC.

June 19, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://proxy.neuralstem.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

10030000000000001000 2 061912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEE:

☐ FOR THE NOMINEE — Scott Ogilvie — Class I director

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

NEURALSTEM, INC.

June 19, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://proxy.neuralstem.com

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

10030000000000001000 2 061912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEE:

☐ FOR THE NOMINEE — Scott Ogilvie — Class I director

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders..

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.